UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2014

HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Huntington Center 41 South High Street Columbus, Ohio		43287
(Address of principal executive Office)		(Zip Code)

Registrant’s telephone number, including area code (614) 480-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective March 1, 2014, Huntington Bancshares Incorporated (the “Company”) completed its previously announced merger (the “Merger”) with Camco Financial Corporation (“Camco”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 9, 2013, by and between Camco and the Company. At closing, Camco merged with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger Agreement, holders of Camco common stock had the right to elect to receive, for each share of Camco common stock owned by such stockholder, without interest, either (x) 0.7264 shares of Company common stock, par value $0.01 per share (“Company Common Stock”) or (y) $6.00 in cash, subject to the payment of cash in lieu of fractional shares and customary adjustment, election and allocation procedures, if necessary, to assure that 20% of the outstanding shares of common stock of Camco are exchanged for cash and 80% of the outstanding shares of common stock of Camco are exchanged for shares of common stock of the Company. Each outstanding share of Company Common Stock remained outstanding and was unaffected by the Merger. Camco stock options will convert into stock options to purchase Company Common Stock, adjusted to reflect the 0.7264 exchange ratio. In addition, Camco warrant holders will be entitled to receive Company Common Stock upon exercise of their warrants, subject to adjustment pursuant to the terms of the warrant agreement underlying the warrants and the Merger Agreement. In connection with the Merger, Advantage Bank, an Ohio bank and a wholly owned subsidiary of Camco, merged with and into The Huntington National Bank, a national banking association and wholly owned subsidiary of the Company, with the Huntington National Bank being the surviving entity.

On March 4, 2014, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED

Date: March 6, 2014	By:	/s/ David S. Anderson
	Name:	David S. Anderson
	Title:	Executive Vice President, Interim CFO and Controller

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 4, 2014.